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                                                                    EXHIBIT (23)

[KPMG LETTERHEAD]

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Syntellect Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-58029, 333-58027, 333-44587, 333-2368, 333-2302, 33-96472, 33-96464,
33-63642, 33-48638, 33-35976, 33-48637, 33-35973, 33-42704, 33-35974 and
333-48870) filed on Form S-8 of Syntellect Inc. of our report dated February 7, 2001, relating to the consolidated balance sheets of Syntellect Inc. and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations and comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in Form 10-K of Syntellect Inc.

                                        /s/ KPMG LLP

Phoenix, Arizona
March 30, 2001